EXHIBIT 10

AMENDMENT SEVEN
TO THE FLEETBOSTON FINANCIAL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(1996 Restatement)

         WHEREAS, the Human Resources and Board Governance Committee of the Board of Directors of FleetBoston Financial Corporation has determined that it is desirable to amend the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (1996 Restatement), as amended (the “Plan”), as permitted by Article 7 of the Plan.

         NOW THEREFORE, the Plan is hereby amended effective immediately as follows:

1.	Section 5.1(a) of the Plan is amended to read as follows:

(a) is the amount of benefit the Participant would have been entitled to receive under the Basic Plan in the form of a “Single Life Annuity” commencing on his “Annuity Starting Date” if:

(i) under Section 5.1(a)(i) of the Basic Plan, “52.5%” were replaced by “60%”,

(ii) for Plan Years beginning on or after January 1, 2002, the term “Compensation” under the Basic Plan included the value, as determined by the Committee, of bonus awards (whether in the form of cash or an equity-type interest in the Company or both) paid to the Participant after December 31, 2001, while an Employee participating in the Plan, under the Management Incentive Plan and, to the extent determined by the Committee, other short-term incentive award programs of the Company,

(iii) for Plan years beginning before January 1, 2002, the term “Compensation” under the Basic Plan included bonus awards (A) paid to the Participant on or after January 1, 1994 under the Corporate Executive Incentive Plan or other short-term incentive award program of the Company and (B) paid while the Employee is a Participant in the Plan,

(iv) the limitations of sections 401(a)(17) and 415 of the Code (and the provisions of the Basic Plan applying those limitations) did not exist, and

(v) the Participant were treated under the Basic Plan as a “Participant” who is not a “Cash Balance Participant”, and

2.	Section 5.5 of the Plan is amended in its entirety, to read as follows:

Forfeitures. Notwithstanding anything in this Plan to the contrary, any benefits payable to a Participant hereunder may be forfeited, discontinued or reduced prior to a Change of Control, if the Committee determines, in its discretion, based on the advice and recommendation of management, that

(a)	the Participant has been convicted of a felony involving felonious intent, as opposed to negligent or reckless conduct,

(b)	the Participant has failed to contest a prosecution for a felony described in subsection (a), or

(c)	the Participant has engaged in willful misconduct or dishonesty,

any of which ((a),(b) or (c), as applicable) is directly harmful to the business or reputation of the Company. Following a Change of Control, a Participant’s benefits may be forfeited, discontinued or reduced only if a Participant has been convicted of a felony or has failed to contest a prosecution for a felony as described in subsections (a) or (b) above.

IN WITNESS WHEREOF, this Amendment Seven has been adopted by the Human Resources and Planning Committee on the 19th day of February, 2002, and is executed by a duly authorized officer of FleetBoston Financial Corporation.

FLEETBOSTON FINANCIAL CORPORATION

By: /s/ Gary A. Spiess Gary A. Spiess Executive Vice President, Secretary and General Counsel